File No. 70-8899

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
             ______________________________________

                            FORM U-1
             ______________________________________

                 POST-EFFECTIVE AMENDMENT NO. 3
                               to
                     APPLICATION-DECLARATION
                              under
         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
             ______________________________________

Entergy Corporation                       Entergy Arkansas, Inc.
639 Loyola Avenue                         425 West Capitol Avenue
New Orleans, Louisiana  70113             Little Rock, Arkansas  72201

Entergy Services, Inc.                    Entergy Gulf States, Inc.
639 Loyola Avenue                         350 Pine Street
New Orleans, Louisiana  70113             Beaumont, Texas 77701

System Fuels, Inc.                        Entergy Louisiana, Inc.
350 Pine Street                           4809 Jefferson Highway
Beaumont, Texas  77701                    Jefferson, Louisiana 70121

System Energy Resources, Inc.             Entergy Mississippi, Inc.
1340 Echelon Parkway                      308 East Pearl Street
Jackson, Mississippi 39213                Jackson, Mississippi  39201

Entergy Operations, Inc.                  Entergy New Orleans, Inc.
1340 Echelon Parkway                      1600 Perdido Building
Jackson, Mississippi  39213               New Orleans, Louisiana  70112

          (Names of companies filing this statement and
            addresses of principal executive offices)
             ______________________________________

                       Entergy Corporation

         (Name of top registered holding company parent
                 of each applicant or declarant)
             ______________________________________




                         C. John Wilder
                  Executive Vice President and
                     Chief Financial Officer
                 for each applicant or declarant
                        639 Loyola Avenue
                  New Orleans, Louisiana  70113

             (Name and address of agent for service)
          _____________________________________________


     The Commission is also requested to send copies of any communications in connection with this matter to:

Denise C. Redmann, Esq.                 William T. Baker, Jr., Esq.
Entergy Services, Inc.                  Daniel Guetta, Esq.
639 Loyola Avenue                       Thelen Reid & Priest LLP
New Orleans, Louisiana  70113           40 West 57th Street
                                        New York, New York 10019

Item 1.  Description of Proposed Transactions.

          Item 1 in this File is hereby supplemented by adding the following:

           None of the proceeds to be received by the applicants pursuant to the short-term borrowing arrangements authorized in this File will be used to invest directly or indirectly in an exempt wholesale generator ("EWG") or foreign utility company ("FUCO"), as defined in Sections 32 or 33, respectively, of the Public Utility Holding Company Act of 1935, as amended.

           The proposed transactions are subject to Rule 54. In determining whether to approve the issue or sale of a security by a registered holding company for purposes other than the acquisition of an EWG or FUCO, or other transactions by such registered holding company or its subsidiaries other than with respect to EWGs or FUCOs, the Commission shall not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO upon the registered holding company system if Rules 53(a), (b) and (c) are satisfied. In that regard, assuming consummation of the transactions proposed herein, all of the conditions set forth in Rule 53(a) are and will be satisfied and none of the conditions set forth in Rule 53(b) exists or, as a result thereof, will exist.

          The Entergy System's "aggregate investment" in EWGs and FUCOs was approximately $770 million, representing approximately
25.2 of the Entergy System's consolidated retained earnings, as of December 31, 2000. Furthermore, the Entergy System has complied with and will continue to comply with the record keeping requirements of Rule 53(a)(2) concerning affiliated EWGs and FUCOs. In addition, as required by Rule 53(a)(3), no more than 2% of the employees of the Entergy System's domestic public utility subsidiary companies render or will render services to affiliated EWGs and FUCOs. Finally, none of the conditions set forth in Rule 53(b), under which the provisions of Rule 53 would not be available, have been met.

Item 6.  Exhibits and Financial Statements.

a.   Exhibits:

       F-1         Opinion of Counsel for Entergy.

       F-2         Opinion of Counsel for ESI.

       F-3         Opinion of Counsel for SFI.

       F-4         Opinion of Counsel for New Orleans.

       F-5         Opinion of Counsel for Mississippi.

                           SIGNATURES

          Pursuant to the requirements of the Public Utility
Holding Company Act of 1935, the undersigned companies have duly caused this Amendment to be signed on their behalf by the undersigned thereunto duly authorized.




                               Entergy Services, Inc.
                               Entergy Corporation
                               System Fuels, Inc.
                               Entergy Arkansas, Inc.
                               Entergy Louisiana, Inc.
                               Entergy Mississippi, Inc.
                               Entergy New Orleans, Inc.
                               System Energy Resources, Inc.
                               Entergy Operations, Inc.
                               Entergy Gulf States, Inc.


                               By: /s/ Steven C. McNeal
                                   Steven C. McNeal
                                   Vice President and Treasurer

Date: March 30, 2001